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                                                                     Exhibit 4.1

                                                                [EXECUTION COPY]









                            STOCK PURCHASE AGREEMENT




                           Dated as of March 19, 2000







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      STOCK PURCHASE AGREEMENT dated as of, March 19, 2000 (this "Agreement")
between (i) THE A CONSULTING TEAM, INC., a New York corporation (the "Company"), and (ii) EACH OF THE INVESTORS SIGNATORY HERETO (collectively, the "Investors", and, individually, an "Investor").

The parties agree as follows:

Article I Authorization. The Company has authorized the issuance and sale, upon the terms and set forth in this Agreement, of (i) the shares of the Company's Common Stock, $.01 par value (the "Common Stock"), referred to below, (ii) the Warrants in the forms attached hereto as Exhibit B-1 and Exhibit B-2 (collectively, the "Warrants", and, individually, a "Warrant"), and (iii) the shares of Common Stock issuable on exercise of the Warrants (the "Warrant Shares").

Article II Purchase and Sale of the Shares; Warrants.

      Section 2.1 Each Investor hereby purchases from the Company, and the Company hereby issues and sells to such Investor, the shares of Common Stock (collectively, the "Shares") and Warrants set forth for such Investor in Schedules 2.3.1 and 2.3.2 (the "Sold Securities"), for the purchase price set forth for such Investor in such Schedules (the "Purchase Price"). Each Investor agrees that payment for the Purchase Price shall be in the form of a promissory note issued as of the date hereof (the "Promissory Note") providing that such Investor will on or before the close of business on April 20, 2000 pay to the Company the Purchase Price for such Investor's Sold Securities by cash or wire transfer. The obligations of the Investors to pay their respective Purchase Prices are several and not joint. Each Investor hereby pledges to the Company the stock and warrant certificates for such Investor's Sold Securities, to secure such Investor's obligation to pay such Investor's Purchase Price, which obligation for each Investor shall in all events be with full recourse against such Investor. On default by any Investor in the timely payment of such Investor's Purchase Price, the Company shall against such Investor have all of the rights of a secured creditor under the Uniform Commercial Code of the State of New York as well as such other rights and remedies as shall be available to the Company under law. On an Investor's payment of such Investor's Purchase Price, the Company shall promptly release and deliver to such Investor the stock and warrant certificates for such Investor's Sold Securities, free and clear of all liens arising by or through the Company.

      Section 2.2 If an Investor fails to pay its Purchase Price under the Promissory Note issued under Section 2.1 herein by April 20, 2000 or such Investor admits in writing its inability to pay its debts generally, makes a general assignment for the benefit of creditors, has any proceeding instituted by or against it seeking to adjudicate it as a bankrupt or insolvent or seeking liquidation, winding up, reorganization or dissolution of such Investor under any law relating to bankruptcy, insolvency, reorganization or release of debtors or seeking the entry for an order of relief or appointment of a receiver or a trustee for it or any substantial part of its property (provided that in case any such proceeding is involuntarily instituted against Investor, it remains undismissed after 30 days), then and in any such event the Company may, by notice of default given to such Investor in writing or by facsimile transmission declare the Promissory Note and such Investor's Purchase Price to be immediately due and payable, without presentment, demand or protest of any kind each of which is expressly waived by Investor; and in any even such Investor will indemnify the Company for all reasonable costs and expenses


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(including reasonable attorneys fees) incurred by the Company to collect such
Investor's Purchase Price.

      Section 2.3 Upon receipt of the Purchase Price, the Company shall deliver to the Investors an opinion of counsel dated as of the date hereof (the "Closing Date") covering the matters set forth in Exhibit A, together with certified copies of all requisite corporate actions taken by the Board of Directors of the Company to authorize the execution and delivery of this Agreement and the Warrants by the Company and its consummation of the transactions contemplated thereby, and such other corporate documents and other papers as the Investors or their counsel may reasonably request.

      Section 2.4 Subject to and in accordance with the terms of the Warrants, the Investors shall have the option, exercisable by notice from the Investors to the Company given at any time (i) prior to the 60th day after the date hereof, to purchase from the Company up to an aggregate of 607,142 shares of Common Stock at a purchase price of $7 per share and (ii) 120 days after the date hereof but prior to the second anniversary of the date hereof to purchase from the Company up to an aggregate of 1,000,000 shares of Common Stock at a purchase price of $13 per share; provided, that each Investor shall have the right to purchase only the number of shares of Common Stock set forth in the Warrant held by it, and provided further that no Investor may exercise any Warrants until such Investor has paid such Investor's Purchase Price.

Article III Representations and Warranties of Company.

      The Company hereby represents and warrants to the Investors as follows except as set forth in the schedules hereto with respect to specific Sections below:

           Section 3.1 Organization.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted and as proposed to be conducted, to enter into the Documents (as hereinafter defined), to perform its obligations thereunder, and to consummate the transactions contemplated by the Documents. "Documents" means (a) this Agreement and (b) each Warrant. The Company has made available to any Investor who has made a request therefor copies of its Certificate of Incorporation, as amended (the "Certificate of Incorporation") and By-laws, as amended; said copies are true, correct and complete and contain all amendments through the date hereof.



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           Section 3.2 Qualification; Good Standing.

      The Company is duly qualified to do business and is in good standing as a foreign corporation in the States of New Jersey, Georgia, Illinois and Connecticut. The Company is not required to be qualified in any other jurisdiction where the failure to qualify would have a material adverse effect on the Company. The Company is not and, upon consummation of the transactions contemplated by the Documents will not be, an "investment company" or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

           Section 3.3 Corporate Authorization; Enforceability, Etc.

      The Company has taken all corporate action, including all action required of its Board of Directors and stockholders, necessary to authorize its execution and delivery of the Documents, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. The Documents have been executed and delivered by an officer of the Company in accordance with such authorization. Each Document constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity. The Shares have been duly authorized and validly issued, and upon payment of the Purchase Price will be fully paid and nonassessable and will be free of any liens or encumbrances other than any liens or encumbrances created by the Investor outside of this Agreement; provided, however, that the Shares are subject to the restrictions on transfer under "blue-sky", state and/or Federal securities laws and pursuant to this Agreement. The Warrant Shares have been duly authorized and when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than any liens or encumbrances created by the Investor outside of this Agreement; provided, however, that the Warrant Shares are subject to the restrictions on transfer under "blue-sky", state and/or Federal securities laws and pursuant to this Agreement and the Warrants. The Shares and the Warrant Shares shall not be subject to any preemptive rights or rights of first offer or refusal except as set forth herein.

           Section 3.4 No Conflict.

      The execution and delivery by the Company of the Documents, its consummation of the transactions contemplated thereby, and its compliance with the provisions thereof, will not in any material respect (a) violate or conflict with its Certificate of Incorporation or By-laws, (b) violate, conflict with, or give rise to any right of termination, cancellation, rescission or acceleration under any agreement, lease, security, license, permit, or instrument to which the Company is a party, or to which it or any of its assets is subject, (c) result in the imposition of any Encumbrance (as hereinafter defined) on any asset of the Company, (d) violate or conflict with any Laws (as hereinafter defined), or (e) require any consent, approval or other action of, notice to, or filing with any entity or person (governmental or private), except for those that have been obtained or made or will be made in a timely manner. "Encumbrance" means any security interest, mortgage, lien, pledge, charge, easement, reservation, restriction, or similar right of any third party; and "Laws" means all laws, rules, regulations, ordinances, orders, judgments, injunctions, decrees and other legislative, administrative or judicial restrictions.



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           Section 3.5 Capitalization.

      The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), of which (A) no shares of Preferred Stock are outstanding and (B) 5,485,000 shares of Common Stock are issued and outstanding. Except as set forth in the preceding sentence and an aggregate of 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan(s), the shares of Common Stock issued or issuable in accordance with this Agreement and the Warrants issued by the Company in connection herewith, and immediately after the date hereof, there will be no outstanding (i) securities convertible into or exchangeable for shares of capital stock or other securities of the Company, (ii) options, warrants, or other rights to purchase or otherwise acquire from the Company shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock, or (iii) contracts, agreements or commitments relating to the issuance by the Company of any shares of such capital stock, any such convertible or exchangeable securities, or any such options, warrants or other rights. There are no voting trusts, voting agreements, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. Except as set forth herein, there are no agreements or understandings granting to any person or entity any right to cause the Company to effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), of any shares of its capital stock.

           Section 3.6 Securities Laws.

      Subject to and based in part upon the truth and accuracy of the representations and warranties of the Investor contained herein, the offering and sale of the Shares and the Warrant Shares contemplated hereby are not subject to the registration requirements of the Securities Act pursuant to an exemption thereunder and are, or following the date hereof will be, exempt from registration or will be qualified as and when required under all applicable state securities or "blue-sky" laws.

           Section 3.7 Financial Statements; SEC Documents.

                     (a) Since January 1, 1999, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents, and amendments thereto, required to be filed by it through the date hereof, under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such forms, reports, schedules, statements, amendments and other documents, to the extent filed and publicly available prior to the date of this Agreement, other than preliminary filings, are referred to as the "SEC Reports").

                     (b) The Company is subject to Section 13 of the Exchange Act and is in compliance with its reporting obligations thereunder, satisfies the current public information requirement of Rule 144(c)(1) under the Securities Act (and is current in such reporting obligations) and is currently eligible to file a registration statement on Form S-3 under the Securities Act.



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                     (c) On the date of filing of each of the SEC Reports, such
Report, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act.

                     (d) The financial statements for the Company filed with the SEC in its Form 10-K for the year ended December 31, 1998 present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"). The unaudited financial statements for the Company filed with the SEC in its Form 10-Q for the quarter ended September 30, 1999 present fairly the financial condition and the results of operations of the Company as of the date and for the period indicated, and have been prepared in accordance with GAAP (subject to year-end audit adjustments not in the aggregate material and except for the absence of footnotes required by GAAP). The statement of income included in the unaudited financial statements does not contain any items of extraordinary or nonrecurring income except as expressly stated therein, and the Company's balance sheet does not reflect any write-up or revaluation increasing the book value of any assets.

                     (e) Since September 30, 1999, except as disclosed in
Schedule 3.7.5 hereto, (a) the Company has conducted its business only in the ordinary course, and has not incurred any (i) liabilities or obligations (except such as were incurred in the ordinary course of the Company's business consistent with past practice and which do not exceed $100,000 in the aggregate) and (ii) indebtedness for money borrowed (whether absolute, accrued, contingent or otherwise), (b) no event has occurred or circumstance or state of facts exist, whether or not in the ordinary course of business, which has had or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or properties of the Company and
(c) the Company has not set aside, declared or paid any dividend or other distribution to any of its securityholders.

                     (f) Except as disclosed in the SEC Reports or in Schedule
3.7.6 attached hereto, the Company is not subject to any actual or, to the Company's knowledge, reasonably foreseeable potential material claims or liabilities (whether absolute, accrued, contingent or otherwise), including, without limitation, any tax, environmental, ERISA or employment material claims or liabilities, or any other material debts, liabilities, obligations, claims or potential material claims.

                     (g) All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Company, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by the Company with respect to employees' withholding taxes have been duly made. The Company has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or



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deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim.

          Section 3.8 Subsidiaries; Real Property.

      Except as set forth on Schedule 3.8, the Company does not own, directly or indirectly, any capital stock or other proprietary interest in any other corporation, partnership, or other entity. The Company does not own or hold, directly or indirectly, any real property.

          Section 3.9 Compliance with Laws; Governmental Authorizations.

      The Company is in compliance with all Laws, except for such noncompliance as would not have a material adverse effect on its assets, business condition (financial or otherwise), or property. The Company is not required to hold or maintain any material governmental authorizations, licenses or permits in the conduct of its business as presently conducted and as proposed to be conducted (other than any thereof which it holds on the date hereof).

          Section 3.10 Litigation.

      Except as set forth on Schedule 3.10 hereto, there are no (a) actions, suits, claims, investigations or other proceedings by or before any governmental authority or arbitrator pending or, to the knowledge of the Company, threatened against the Company, or (b) judgments, decrees, injunctions or orders of any governmental authority or arbitrator against the Company.

          Section 3.11 Brokers and Finders.

      No person or entity acting on behalf or under the authority of the Company is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the issuance of the Shares or the consummation of any of the transactions contemplated by the Documents.

          Section 3.12 Disclosure.

      3.12.1 No representation or warranty of the Company contained in this Agreement or the Schedules hereto, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        3.12.2 The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that Investor or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

        3.12.3 Except as otherwise provided herein, the representations and warranties in this Agreement shall survive for all claims made prior to March 31, 2001.

Article IV Representations and Warranties of the Investor.



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      Each Investor represents and warrants severally and not jointly to the
Company as follows:

          Section 4.1 Organization.

      Unless such Investor is an individual, such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or partnership power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

          Section 4.2 Authorization.

      Unless such Investor is an individual, such Investor has taken all action necessary to authorize its execution and delivery of this Agreement, its performance of its obligations hereunder, and its consummation of the transactions contemplated hereby and this Agreement has been executed and delivered by an officer or other authorized representative of such Investor in accordance with such authorization. This Agreement constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity.

          Section 4.3 Investment Representations and Warranties.

                     (a) Any Shares or Warrant Shares which are acquired by such Investor hereunder will be acquired by it hereunder for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same. Such Investor further understands the transfer restrictions on the Shares and Warrant Shares hereof in the event the Investor desires to transfer any of its Shares and Warrant Shares.

                     (b) Such Investor understands that, except as provided in
Section 5 hereof, any Shares acquired by it hereunder have not been, and any shares of Common Stock issuable upon exercise by such Investor of its rights under any Warrant, will not be, registered under the Securities Act or registered or qualified under any state securities or "blue-sky" laws, by reason of their issuance in a transaction exempt from the registration and/or qualification requirements thereof, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or registered or qualified under any applicable state securities or "blue-sky" laws or is exempt from registration and/or qualification.

                     (c) Such Investor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Investor) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

                     (d) Such Investor acknowledges that such Investor has met with representatives of the Company and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and Warrant Shares, and to obtain any additional information which the Company possessed or could acquire without



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unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to such investments as to enable the Investor to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

                     (e) Such Investor has no need for liquidity in its investment in the Company, and is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof.

                     (f) Such Investor is an "accredited investor" as such term is defined in Rule 501 (the provisions of which are known to the Investor) promulgated under the Securities Act.

                     (g) Such Investor has not been formed solely for the purpose of effecting its investment hereunder.

(h) Such Investor acknowledges that the securities laws and state fiduciary laws impose certain obligations on persons who trade on or divulge material non-public information of publicly traded companies.

           Section 4.4 Brokers and Finders.

      No person or entity acting on behalf or under the authority of such Investor is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated hereby.

           Section 4.5 1934 Act Filings.

      Such Investor will make all filings (if any) required to be made by such Investor under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and all regulations thereunder, in connection with the transactions contemplated hereby.

Article V     Registration Rights.

           Section 5.1 On or before June 1, 2000, the Company shall file a registration statement on Form S-3 (or on such other form as may be available to the Company) (the "Registration Statement") with the SEC for the public sale of the Shares and the Warrant Shares. For the purpose of certainty, no Investor shall be obligated to exercise the Warrants held by it in order for the Registration Statement to cover the Warrant Shares.

           Section 5.2 The Company shall use its best efforts to cause such Registration Statement to become effective not later than 50 days after the date of filing, and to remain effective until the Warrant Shares are eligible for sale under Rule 144(k) of the Securities Act. The Investor acknowledges that the occurrence of material events may require that the Registration Statement be amended before further sales are permitted thereunder, in which case the Company will promptly effect such amendment.

           Section 5.3 The Registration Statement shall be accompanied by blue sky clearances in such states as the Investor may reasonably request, provided, however, the



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Company shall not be required to execute any general consent to service of process in order to obtain such blue sky clearance, except in a jurisdiction where the Company is already subject to such process.

           Section 5.4 The Company shall pay all expenses associated with the registration of the Shares and Warrant Shares including reasonable fees of one law firm which represents the Investor and all due diligence costs, but the Company shall not pay the Investor's brokerage commissions and underwriting discounts or the expense of any advisors retained by the Investor (other than one law firm as provided above).

           Section 5.5 The Company shall supply to each Investor a reasonable number of copies of all registration materials and prospectuses relating to the registration of the Shares and Warrant Shares. The Company and each Investor shall execute and deliver to each other indemnity agreements that are conventional in transactions of this type. The Investor shall cooperate with the Company in the preparation and filing of the Registration Statement and appropriate amendments thereto.

           Section 5.6 Notwithstanding the effectiveness of any Registration Statement, the Investor will not prior to August 1, 2000 sell any of the Company's stock covered by the Registration Statement in a public offering or on any exchange which such stock is traded.

      Section 5.7 The Company shall at all times file such public reports as shall be required to satisfy the current public information requirements contained in Rule 144 of the Securities Act, shall not hinder or delay any sales under such Rule, or permit or suffer its counsel to hinder or delay any such sales. The Company shall pay the fees and expenses of its counsel in connection with any such sales.

           Section 5.8 Time is of the essence for purposes of this Section 5.

Article VI    Board of Directors.

      After all Warrants have been exercised in full, for so long as the Investors and their Affiliates (as hereinafter defined) own, in the aggregate, at least 75% of the shares of Common Stock (as adjusted for stock splits or subdivisions) purchased as a result of the exercise of the Warrants, upon written request from Investors holding a majority of such Warrant Shares, the Company shall take all actions necessary to cause the Board of Directors of the Company to approve and appoint, and/or nominate and cause the shareholders of the Company to elect, one person designated by the Investors, collectively, to be a member of the Board of Directors of the Company. Whether or not the Investors designate any member of the Board of Directors, the Investors collectively may designate one individual (the "Observer") to attend all meetings of the Board of Directors of the Company (and any committees thereof) in a non-voting observer capacity, provided that the Observer executes a customary confidentiality agreement with the Company. The Observer shall be entitled to receive all reports, presentations and materials as if the Observer were a member of the Board. Company shall reimburse any one individual member of the Board of Directors designated by the Investors for any reasonable expenses incurred in connection with meetings of the Board of Directors and committees thereof. "Affiliate" shall mean with respect to any Person, any Person directly or indirectly controlling,



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controlled by or under common control with such Person. "Person" shall mean any individual, partnership, corporation, limited liability company, association, trust or other entity or organization.

Article VII Legend.

      The Shares shall bear the legend set forth on Exhibit C hereof (the "Legend"). In addition, all shares of Common Stock issued upon the exercise by the Investors of the Warrants shall also contain the Legend. The Company will promptly, upon request and receipt from the Investors of reasonable and customary written representations, opinions and brokers letters for sales under Rule 144, remove the Legend (i) in connection with any transfer of Securities that is registered under the Securities Act or made in compliance with Rule 144 or (ii) when it is otherwise no longer required by applicable provisions of the Securities Act.



Article VIII Right of First Offer

      (a) If any Investor proposes to sell (which term shall include any disposition) any Shares or Warrant Shares (the "Securities") in a Covered Sale (as hereinafter defined), such Investor will give written notice to the Company (the "Transfer Notice") of the number of Securities such Investor proposes to sell in Covered Sales during the 90-day period (the "Notice Period") commencing on the date of the Investor's delivery of the Transfer Notice (the "Delivery Date") and the price per share at which such Investor proposes to sell such Securities. The Company shall have the right, during the 10-day period commencing on the Delivery Date, to purchase all, but not less than all, of the Securities described in the Transfer Notice at the price per share set forth in the Transfer Notice by delivery to the Investor of (i) the Company's written irrevocable agreement to purchase all of such Securities at such price per share and (ii) payment in immediately available funds of the aggregate purchase price for such Securities to such account or accounts as shall be designated by such Investor. The right described in the preceding sentence shall terminate if the agreement and purchase price described in the preceding sentence are not received by such Investor prior to 4:00 p.m. New York City time on the 10th day immediately following the Delivery Date. If the Company does not exercise its right as hereinabove set forth within such 10-day period, such Investor may sell all or any portion of the Securities described in the Transfer Notice to any purchaser for a price per share equal to or in excess of the price set forth in the Transfer Notice. If, at the end of the Notice Period, such Investor has not completed such sales, such Investor shall no longer be permitted to sell such Securities in a Covered Transaction without again complying with all of the provisions of this Section. Notwithstanding the foregoing, such Investor may at any time amend, supplement or revise any information set forth in any previously delivered Transfer Notice by delivering an amended Transfer Notice to the Company, in which event the 10- and 90- day periods described above shall recommence from the date of Investor's delivery of such amended Transfer Notice to the Company.

      (b) As used in this Section, "Covered Sale" shall mean any sale of Securities by such Investor other than (i) a sale to an Affiliate of the Investor or (ii) a transfer that is registered under the Securities Act or effected pursuant to Rule 144 under the Securities Act.



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      (c) Notwithstanding anything in the Documents, the provisions of this
Section shall terminate and be of no further effect on the second anniversary of the date hereof.

Article IX Indemnification.

Section 9.1 The Company shall indemnify, defend and hold the Investor harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of the Company contained in the Documents.

           Section 9.2 Each Investor, severally and not jointly, shall indemnify and hold the Company harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of such Investor contained in the Documents.

Article X Fees and Expenses.

      Each party hereto shall bear its own costs and expenses incurred on its behalf in connection with the preparation, negotiation, execution, and delivery of the Documents and the preparation for and consummation of the transactions contemplated thereby and therein; provided, however, that the Company shall pay the reasonable fees and expenses of one law firm representing the Investor up to an amount not in excess of $20,000 if each Investor timely pays its Purchase Price.

Article XI Entire Agreement.

      This Agreement (including the Exhibits and Schedules hereto) contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, any oral or written communications made by an officer, employee, agent or affiliate of the Company in connection therewith.

Article XII Notices.

      All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                  if to the Company:

                           The A Consulting Team, Inc.
                           200 Park Avenue South
                           New York, New York 10003
                           Fax:  (212) 979-7838
                           Telephone: (212) 979-8228
                           Attention: Shmuel BenTov, Chairman & Chief Executive
                                      Officer

                  if to the Investor:
                           As provided in Schedule 12

                  with a copy (which shall not constitute notice) to:

                           Malcolm E. Landau, Esq.
                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of an internationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission with confirmation of its receipt, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Article XIII Amendments.

      The terms and provisions of this Agreement may only be modified or amended, or the performance thereof waived, pursuant to an instrument signed by
(a) the Company and the Investor or (b) the party against whom enforcement of such modification, amendment or waiver is sought.

Article XIV Counterparts.

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Article XV Headings.

      The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Article XVI Governing Law.

      This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

Article XVII Successors and Assigns.

      Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No assignment of the Documents (or delegation of the Company's obligations thereunder) may be made by the Company at any time, whether or not by operation of law, without the Investors' prior written consent, provided, however, that this sentence shall not be interpreted to require a separate consent of the holders of the Warrants in connection with any acquisition, business combination, or similar transaction where all or substantially all of the assets or securities of the Company are acquired by a third party. No Investors may assign its rights or delegate its duties hereunder without the Company's prior consent, except that any Investor may assign any or all of its rights under this Agreement to an Affiliate of Investor without the Company's consent provided that such Affiliate delivers to the Company an agreement reasonably satisfactory to the Company in which such Affiliate assumes all of the Investor's payment and other obligations under this Agreement and makes the representations made by the Investor hereunder, in which event the assignor shall be released from its obligation to pay its portion of the Purchase Price hereunder.

Article XVIII Delays or Omissions.

      Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or such Investor upon any breach or default of any party under any Document shall impair any such right, power or remedy of the Company or such Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or such Investor of any breach or default under any Document, or any waiver on the part of any such party of any provisions or conditions of any Document, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Documents or by law or otherwise afforded to the Company or such Investor, shall be cumulative and not alternative.

Article XIX Stock Certificates.

      Upon surrender of any certificate representing Securities for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of securities represented by the certificate so surrendered and registered as such holder may request. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any of the Securities and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding.

Article XX Specific Enforcement.

      The Company acknowledges and agrees that irreparable damage would be suffered by Investor in the event that any of the Company's covenants contained in the Documents were not performed in accordance with their specific terms or were otherwise breached, and that money damages are an inadequate remedy for breach thereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Investor in the event that such covenants are not performed in accordance with their terms or are otherwise breached. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent breaches of the covenants referred to in the immediately preceding sentence and to enforce specifically the terms and provisions of the Documents in any court having jurisdiction, this being in addition to any other rights and remedies to which the Investor may be entitled at law or equity.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                                          THE A CONSULTING TEAM, INC.


                                          By: /s/ Shmuel BenTov
                                             ------------------------------
                                             Name:  Shmuel BenTov
                                             Title: President and Chief
                                                    Executive Officer



                                          /s/ Yossi Vardi
                                          ---------------------------------
                                          Yossi Vardi, individually


                                          /s/ Rita Folger
                                          ---------------------------------
                                          Rita Folger, individually


                                          DS POLARIS GROUP
                                            on behalf of certain Funds

                                          By: /s/ illegible
                                             ------------------------------
                                             Name:
                                             Title:


                                          SFK GROUP

                                          By: /s/ illegible
                                             ------------------------------
                                             Name:
                                             Title:


                                          ARISON INVESTMENTS LTD.

                                          By: /s/ Moddi Keret
                                             ------------------------------
                                             Name:  Moddi Keret
                                             Title: Vice President and Chief
                                                    Financial Officer

                                 Schedule 2.3.1
                                 --------------

                                  Purchase Price                Shares
                                  --------------                ------

Yossi Vardi                         $1,900,000                  271,428

DS Polaris Group (on
behalf of certain Funds)             $ 250,000                   35,714

Rita Folger                          $ 100,000                   14,285

SFK Group                            $ 250,000                   35,714

Arison Investments Ltd.              $ 250,000                   35,714

Total                               $2,750,000                  392,855

                                 Schedule 2.3.2
                                 --------------

                                 60-Day Warrant
                                 --------------

         Investor                 Purchase Price            Warrant Shares
         --------                 --------------            --------------

Yossi Vardi                                  0                        0

DS Polaris Group (on
behalf of certain Funds)              $999,999                  142,857

Rita Folger                                  0                        0

SFK Group                             $999,999                  142,857

Arison Investments Ltd.             $2,249,996                  321,428

Total                               $4,249,994                  607,142




                                 2-Year Warrant
                                 --------------

         Investor                 Purchase Price            Warrant Shares
         --------                 --------------            --------------

Yossi Vardi                         $3,528,564                  271,428

DS Polaris Group (on
behalf of certain Funds)            $2,184,884                  168,068

Rita Folger                          $ 185,718                   14,286

SFK Group                           $2,184,884                  168,068

Arison Invesments Ltd.              $4,915,950                  378,150

Total                              $13,000,000                1,000,000

                                 Schedule 3.7.5
                                 --------------

Reference is made to the press release of The A Consulting Team, Inc. announcing the unaudited results for the year ended December 31, 1999.

                                 Schedule 3.7.6
                                 --------------

                                      None

                                  Schedule 3.8
                                  ------------

                                 T3 Media, Inc.
                                   LightPC.com

                                  Schedule 3.10
                                  -------------

                                   Litigation
                                   ----------

                                      None

                                   Schedule 12
                                   -----------

                                    Addresses
                                    ---------

Mr. Yossi Vardi
12 Shamir Street
Tel Aviv 69693 Israel
Fax: 011-972-3-641-8565

Rita Folger
c/o Law Offices of Oscar Folger
521 Fifth Avenue, 24th Floor
New York, NY 10175
Fax: (212) 697-7833

DS Polaris Ltd.
Europe House
37 Shaul HaMelech Avenue
Tel Aviv 64926 Israel
Attention: Messrs. Chemi Peres and Zeev Binman
Fax: 011-972-3-609-0791

SFK Group
Platinum House
21 Haarbah St.
Tel Aviv 64739 Israel
Fax: 011-972-3-684-5554

Arison Investments Ltd.
Golda Center
23 Shaul Hamelech Boulevard
Tel Aviv 64367 Israel
Attention: Mr. Moddi Keret
Fax: 011-972-3-695-0531

                                    EXHIBIT A
                                    ---------


                               Opinion of Counsel
                               ------------------



      1. The Company is a corporation validly existing and in good standing under the laws of the State of New York. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction identified in Schedule 1 hereto.

      2. The Shares and Warrant Shares (collectively, the "Securities") to be issued pursuant to the Documents have been duly authorized and, when issued as contemplated by the Documents, will be validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law or in the Company's Certificate of Incorporation.

      3. Assuming that the representations and warranties of the Investors contained in Section 4.3 of the Agreement are true, it is not necessary in connection with the offer, sale and delivery of the Securities to the Investors pursuant to the Documents to register the Securities under the Securities Act of 1933, as amended.

      4. The Company has all requisite corporate power and authority to execute and deliver the Documents and to perform its obligations thereunder. The execution, delivery and performance of the Documents by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and, to general principles of equity and principles of commercial reasonableness, good faith and fair dealing.

      5. The execution and delivery by the Company of the Documents and the performance by the Company of its obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or by-laws of the Company, (ii) New York or federal law, or (iii) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company of which we are aware.

      6. No consent, approval, waiver, license or authorization or other action by or filing with any New York or federal governmental authority is required in connection with the execution and delivery by the Company of the Documents, the consummation by the Company of the transactions contemplated thereby or the performance by the Company of its obligations thereunder.

                                   EXHIBIT B-1
                                   -----------

    [See Exhibit 4.2 to the Registration Statement on Form S-3 to which this
               Stock Purchase Agreement is attached as an Exhibit]

                                   EXHIBIT B-2
                                   -----------

    [See Exhibit 4.3 to the Registration Statement on Form S-3 to which this
               Stock Purchase Agreement is attached as an Exhibit]

                                    EXHIBIT C
                                    ---------


"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. ADDITIONALLY, UNTIL MARCH 19, 2002, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS, INCLUDING A RIGHT OF FIRST OFFER, SPECIFIED IN THE STOCK PURCHASE AGREEMENT DATED AS OF MARCH 19, 2000, AMONG THE A CONSULTING TEAM, INC. AND THE OTHER PARTIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. UPON THE FULFILLMENT OF CERTAIN OF SUCH CONDITIONS, THE A CONSULTING TEAM, INC. HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF SUCH HOLDER. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE A CONSULTING TEAM, INC."